                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                IASIAWORKS, INC.
                                ----------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------
                                  iAsia Works
                                     [LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 22, 2002


TO THE STOCKHOLDERS OF IASIAWORKS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of iAsiaWorks, Inc., a Delaware corporation (the "Company"), will be held on January 22, 2002, at 10:00 a.m. local time, at 2000 Alameda de las Pulgas, Suite 126, San Mateo, CA 94403, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect two (2) directors to serve for the ensuing three years until the expiration of their terms in 2004, or until their successors are duly elected and qualified;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and \

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the nominees for director is unable to serve or for good cause will not serve.

     Only stockholders of record at the close of business on December 11, 2001 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned by mail to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.


                                                  Sincerely,

                                                  /s/ Nicholas K. Pianim
                                                  -----------------------
                                                  Nicholas K. Pianim
                                                  CHIEF EXECUTIVE OFFICER

December 27, 2001

--------------------------------------------------------------------------------
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                                IASIAWORKS, INC.
                     2000 Alameda de las Pulgas, Suite 126
                          San Mateo, California 94403

                                ---------------
                                PROXY STATEMENT
                                ---------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 22, 2002


GENERAL

     The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of iAsiaWorks, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on January 22, 2002 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at 2000 Alameda de las Pulgas, Suite 126, San Mateo, CA 94403. These proxy solicitation materials were mailed on or about December 27, 2001 to all stockholders entitled to vote at the Annual Meeting.

VOTING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On December 11, 2001, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 39,782,745 shares of the Company's common stock, $.001 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on December 11, 2001. Stockholders may not cumulate votes in the election of directors.

     All votes will be tabulated by the inspector of elections appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Directors are elected by a plurality vote. Proposal Two, the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2001, will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions with respect to any matter other than the election of directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

REVOCABILITY OF PROXIES

     If the enclosed form of proxy is properly signed and returned the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director proposed by the Board unless the authority to vote for the election of any such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 described in the accompanying Notice and Proxy Statement and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than January 15, 2002 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to the Board of Directors to vote as it sees fit on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than April 15, 2002.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

GENERAL

     On April 13, 2000, the Board of Directors and stockholders of the Company approved the Company's Amended and Restated Certificate of Incorporation to provide for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. The Amended and Restated Certificate of Incorporation became effective on August 8, 2000. Accordingly, the Board consists of seven persons, with two classes consisting of two directors each and one class consisting of three directors. The class whose term of office expires at the Annual Meeting currently consists of two directors, each of whom is a current director of the Company. The directors elected to this class will serve for a term of three years, expiring at the 2004 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified. The names of the persons who are nominees for director, the terms of their proposed directorship, and their positions and offices with the Company as of December 11, 2001 are set forth below.

     Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The two candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve for their respective terms or until their successors have been elected and qualified.

NOMINEES FOR TERM ENDING UPON THE 2004 ANNUAL STOCKHOLDERS MEETING

     Dennis D. Muse, 45, has served as a director since April 2001. From April 2001 to October 2001, Mr. Muse served as President and Chief Operating Officer. From February 2000 to April 2001, Mr. Muse served as Chief Executive Officer of ReFlex Communications, a provider of broadband internet services. From January 1998 to February 2000, Mr. Muse served as President of the Telecom division of MCI Worldcom. From January 1996 to December 1997, Mr. Muse served as President of the Wholesale and Internet Sales and Support division of Worldcom. Mr. Muse holds a B.S. in Business-Marketing from Southern Illinois University.

     Andrew Gidney, 26, has served as a director since October 2001. Since October 2001, Mr. Gidney has served as Chief Financial Officer. From May 2001 to October 2001, Mr. Gidney served as Vice President of Finance. From July 2000 to May 2001, Mr. Gidney served as a Financial Analyst in the Corporate Development Group. From October 1999 to July 2000, Mr Gidney served as Senior Associate for PricewaterhouseCoopers LLP (US) within its Audit/Business Advisory Practice. From September 1996 to October 1999, Mr. Gidney served as Senior Associate for PricewaterhouseCoopers (UK), formerly Price Waterhouse, within its Transactions Services and Audit/Business Advisory Practices. Mr. Gidney is a qualified Chartered Accountant and holds a BA (Hons: Class I) from Leeds University.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL STOCKHOLDERS MEETING

     Jonathan F. Beizer, 36, has served as a director since April 2001. From April 2001 to October 2001, Mr. Beizer served as Chief Executive Officer. From August 1999 to March 2001, Mr. Beizer served as Chief Financial Officer and President--U.S. From March 1999 to August 1999, Mr. Beizer served as interim Chief Executive Officer. From June 1992 to April 1998, Mr. Beizer served with PhoenixNetwork, then a publicly traded telecommunications services provider, most recently as Chief Financial Officer. Prior to becoming Chief Financial Officer of PhoenixNetwork, Mr. Beizer served as its Vice President of Corporate Development and was responsible for executing its mergers and acquisitions strategy. Mr. Beizer holds a B.A. in Psychology and Social Relations from Harvard University and an M.B.A. from Stanford University's Graduate School of Business.

     Daniel A. Carroll, 41, has served as a director since December 1999. Since 1995, Mr. Carroll has served as Managing Director of Newbridge Capital Group, an Asian private equity firm, and a Principal of Texas Pacific Group. Prior to 1995, Mr. Carroll spent nine years with Hambrecht & Quist, where he played a key role in the development of that firm's private equity investment operations in Asia. Mr. Carroll currently serves on the board of directors of Korea First Bank and Asiacontent.com, Ltd. Mr. Carroll holds a B.A. in Economics from Harvard University and an M.B.A. from Stanford University's Graduate School of Business.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2003 ANNUAL STOCKHOLDERS MEETING

     William P. Tai, 39, one of our co-founders, has served as a director since August 1995. From August 1995 to February 1998, Mr. Tai served as founding Chief Executive Officer, and Mr. Tai served as chairman of the board until August 1999. Since 1997, Mr. Tai has been a general partner and managing director of Institutional Venture Partners, a venture capital firm. From September 1991 to July 1997, Mr. Tai was affiliated with the Walden Group of Venture Capital Funds, a venture capital firm. Mr. Tai also currently serves on the board of directors of Microtune, Inc., a provider of RF semiconductors and components, Netergy Networks, Inc., a provider of IP telephony silicon solutions, Transmeta Corporation, a provider of microprocessors, and several privately held companies, including Chemconnect Inc., Ensemble Communications, IPInfusion and RLX Technologies. Mr. Tai holds a B.S. in Electrical Engineering, with Honors, from the University of Illinois, and an M.B.A. from the Harvard Business School.

     William R. Stensrud, 51, has served as a director since August 1998. Since January 1997, Mr. Stensrud has been a general partner of Enterprise Partners, a California-based venture-capital company. From 1992 to 1996, Mr. Stensrud served as Chief Executive Officer of Primary Access. Mr. Stensrud is a founder of StrataCom, and a founding director of Juniper Networks, GlobeSpan and Paradyne. Mr. Stensrud currently serves on the board of directors of Juniper Networks, Packeteer and Paradyne. Mr. Stensrud also serves on the board of directors of several privately held companies, including AirFiber, Calient and Ensemble Communications. Mr. Stensrud holds a B.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

     Nicholas K. Pianim, 34, has served as a director since October 2001. Mr. Pianim has served as Chief Executive Officer since October 2001. From March 2000 until October 2001, Mr. Pianim served as Vice President of Corporate Development. From April 1999 to March 2000, Mr. Pianim served as a Principal for Eureka Capital, a private investment company. From June 1998 to April 1999, Mr. Pianim served as a manager at Cellular One, a wireless carrier. From September 1994 to June 1998, Mr. Pianim served as a principal at Idaho Partners, a private investment company. Mr. Pianim holds a B.S. in Electrical Engineering from Tufts University and an M.B.A. from Stanford University's Graduate School of Business.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2000, the Board of Directors held eight meetings and acted by unanimous written consent on six occasions. The Board of Directors has an Audit Committee and a Compensation Committee. During the respective term of his or her service on the Board, each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served during the past fiscal year.

     The Compensation Committee currently consists of three directors, Messrs. Stensrud, Carroll and Tai. The Compensation Committee is primarily responsible for approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has sole and exclusive authority to administer the Company's 2000 Stock Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee held three meetings during the past fiscal year and acted by unanimous written consent on three occasions.

     The Audit Committee currently consists of three directors, Messrs. Tai, Carroll and Beizer, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held one meeting during the past fiscal year and acted by unanimous written consent.

     The Board of Directors adopted and approved a charter for the Audit Committee in April 2000, a copy of which is attached hereto as Appendix A. The Board of Directors has determined that all members of the Audit Committee, except for Mr. Beizer, are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The Board of Directors has determined in its business judgment that the relationship of Mr. Beizer to the Company, as a former executive officer of the Company, does not interfere with his independent judgment.

DIRECTOR COMPENSATION

     During the fiscal year ended December 31, 2000, no non-employee Board member received any cash compensation for his service as a board member. Directors who are also employees do not receive additional compensation for serving as directors. The Company reimburses each non-employee Board member for expenses incurred in connection with his attendance at such Board and committee meetings.

     Pursuant to the Automatic Option Grant Program in effect under the Company's 2000 Stock Incentive Plan (the "2000 Plan"), each non-employee director will receive an automatic non-statutory option grant for 3,500 shares of the Company's Common Stock at each annual stockholders meeting during his or her period of continued service on the board, with such shares to vest upon completion of one year of board service measured from the grant date, and each new non-employee director will receive, at the time of his or her initial election or appointment to the board, an automatic option grant for 15,000 shares which is to vest in four successive equal annual installments over the first four years of board service. Each automatic option grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a term of ten years, subject to earlier termination upon the optionee's cessation of board service.

     The shares subject to each outstanding option under the Automatic Option Grant Program will vest immediately upon an acquisition of the Company by merger or asset sale or upon certain other changes in control or ownership of the Company or in the event the optionee ceases board service by reason of death or disability. Upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding Common Stock, each automatic option grant may be surrendered to the Company in return for a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the fair market value per share of Common Stock on the date the option is surrendered to the Company or the highest reported price per share of Common Stock paid in the tender offer over (ii) the aggregate exercise price payable for such shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

                                  PROPOSAL TWO
                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent auditors for the Company during the fiscal year ended December 31, 2000, to serve in the same capacity for the fiscal year ending December 31, 2001, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL YEAR 2000

     AUDIT FEES:

     Audit fees accrued and paid by the Company to PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $301,120.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

     The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2000.

     ALL OTHER FEES:

     Fees accrued and paid by the Company to PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax related services and services related to our initial public offering totaled $770,419.

     The Audit Committee did not consider whether the provision of financial information systems design and implementation services and other non-audit services is compatible with the principal accountants' independence. In connection with the new standards of independence of the Company's external auditors promulgated by the Securities and Exchange Commission, during the Company's 2001 fiscal year the Audit Committee will consider in advance of the provision of any non-audit services by the Company's independent accountants whether the provision of such services is compatible with maintaining the independence of the Company's external auditors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2001.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of October 31, 2001 (unless otherwise stated in the footnotes) by (i) all persons who are or who may be deemed beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers (as defined below) and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o iAsiaWorks, Inc., 2000 Alameda de las Pulgas, Suite 126, San Mateo, California 94403. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.


                                                                 SHARES OF COMMON STOCK       PERCENTAGE OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                            BENEFICIALLY OWNED         BENEFICIALLY OWNED(1)
------------------------------------                             ----------------------       ---------------------
Entities affiliated with Enterprise Partners(2) ................        3,940,841                      9.9%

Entities affiliated with Institutional Venture Partners(3) .....        4,959,805                     12.5

Entities affiliated with Newbridge Capital Group(4) ............        6,226,054                     15.7

Entities affiliated with Sprout Group(5) .......................        3,276,871                      8.2

Entities affiliated with
         Walden International Investment Group(6) ..............        3,172,616                      7.9

Franklin Advisors, Inc.(7) .....................................        2,100,100                      5.3

Credit Suisse First Boston(8) ..................................        3,276,871                      8.2

New Enterprise Associates VI, Limited Partnership(9) ...........        2,581,611                      6.5

JoAnn F. Patrick-Ezzell(10) ....................................        1,969,662                      4.7

Jonathan F. Beizer(11) .........................................          681,667                      1.7

David S. Holub(12) .............................................          339,168                        *

Nicholas K. Pianim(13) .........................................           55,993                        *

Suzanne S. Chu(14) .............................................            5,865                        *

William R. Stensrud(2) .........................................        3,941,341                      9.9

William P. Tai(15) .............................................        6,810,751                     17.1

Daniel A. Carroll(4) ...........................................        6,226,054                     15.7

Dennis D. Muse(16) .............................................          200,000                        *

Andrew Gidney(17) ..............................................            8,348                        *

All current directors and executive officers
         as a group (7 persons)(18) ............................       17,924,154                     44.1
---------------

*    Less than one percent of the outstanding Common Stock.

(1) Percentage of ownership is based on 39,782,745 shares of Common Stock issued and outstanding on October 31, 2001. This percentage also takes into account the Common Stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after October 31, 2001, including, but not limited to, through the exercise of options; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(1)(i) under the Securities Exchange Act of 1934, as amended.

(2) Includes 3,625,575 shares held by Enterprise Partners IV, L.P., and 315,266 shares held by Enterprise Partners IV Associates, L.P. Mr. William R. Stensrud is a General Partner of each of these stockholders, and as such may be deemed to be the beneficial owner of these shares. Some of the shares held by each of Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. are subject to repurchase rights by iAsiaWorks. This amount also includes 500 shares of common stock held by Mr. Stensrud's family members. Mr. Stensrud disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The business address of Enterprise Partners is 7979 Ivanhoe Avenue, Suite 550, La Jolla, CA 92037.

(3) Includes 3,548,479 shares held by Institutional Venture Partners VIII, L.P., 49,643 shares held by IVM Investment Fund VIII, L.L.C., 12,417 shares held by IVM Investment Fund VIII-A L.L.C., and 27,595 shares held by IVP Founders Fund I, L.P. Mr. William P. Tai is a general partner or managing director of funds managed by Institutional Venture Partners, and as such may be deemed to be the beneficial owner of these shares. Mr. Tai disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. This amount also includes 504,273 shares of common stock held by Mr. Tai, some of which shares are subject to repurchase rights by iAsiaWorks, and 817,398 shares held by WT Technology, which Mr. Tai or his family members may be deemed to beneficially own. The business address of Institutional Venture Partners is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.

(4) Includes 5,734,524 shares held by Newbridge Asia II, L.P., and 491,530 shares held by Tarrant Venture Partners. Mr. Daniel A. Carroll holds a general partnership interest in Newbridge Asia II, L.P. The business address of Newbridge Asia is 301 Commerce Street, Suite 3300, Fort Worth, Texas, 76102.

(5) Includes 9,503 shares held by DLJ Capital Corporation for the benefit of an employee deferred compensation plan, 247,879 shares held by DLJ ESC II, L.P. for the benefit of an employee deferred compensation plan, 170,914 shares held by Sprout Venture Capital L.P. and 2,848,575 shares held by Sprout Capital VIII, L.P. The business address of the Sprout Group is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025.

(6) Includes 481,715 shares held by International Venture Capital Investment Corp., 442,324 shares held by PacVen Walden Ventures IV, L.P., 8,245 shares held by PacVen Walden Ventures IV Associates Fund, L.P., 796,154 shares held by Walden Capital Partners, II, L.P., and 122,508 shares held by Walden Technology Ventures II, L.P. Mr. Tai is a limited partner in the general partnership of funds managed by Walden, a shareholder in Walden International Investment Group, the manager of International Venture Capital Investment Corp. and PacVen Walden Ventures IV, L.P., and as such may be deemed to be the beneficial owner of these shares. Mr. Tai disclaims beneficial ownership of these shares except for his pecuniary interest therein. This amount also includes 504,273 shares of common stock held by Mr. Tai and 817,398 shares owned by WT Technology, which Mr. Tai or his family members may be deemed to beneficially own. The business address of Walden International Investment Group is 750 Battery Street, 7th Floor, San Francisco, CA 94111.

(7) The business address of Franklin Advisors, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404. Ownership information is based solely on information provided in a Schedule 13G filed by Franklin Resources, Inc. on February 8, 2001.

(8) The business address of Credit Suisse First Boston is Uetlibergstrasse 231, P.O. Box 900, CH-8070 Zurich, Switzerland. Ownership information is based solely on information provided in a Schedule 13G filed by Credit Suisse First Boston on February 14, 2001.

(9) The business address of New Enterprise Associates is 1119 St. Paul Street, Baltimore, Maryland 21202. Ownership information is based solely on information provided in a Schedule 13G filed by New Enterprise Associates on February 14, 2001.

(10) Includes 73,333 shares of common stock held by Ms. JoAnn Patrick-Ezzell and 1,896,329 shares of common stock subject to options currently exercisable or exercisable within 60 days of October 31, 2001 held by Ms. Patrick-Ezzell and trusts for the benefit of Ms. Patrick-Ezzell's family.

(11) Includes 66,666 shares of common stock and 615,001 shares of common stock subject to options currently exercisable or exercisable within 60 days after October 31, 2001.

(12) Includes 44,443 shares of common stock and 294,725 shares of common stock subject to options currently exercisable or exercisable within 60 days of October 31, 2001.

(13) Consists of 55,993 shares of common stock subject to options currently exercisable or exercisable within 60 days after October 31, 2001.

(14) Consists of 5,865 shares of common stock subject to options currently exercisable or exercisable within 60 days of October 31, 2001.

(15) Includes 504,273 shares of common stock owned by Mr. Tai, 817,398 shares owned by WT Technology, which Mr. Tai and his family members may be deemed to beneficially own, 3,638,133 shares owned by entities affiliated with Institutional Venture Partners, and 1,850,947 shares owned by entities affiliated with Walden International Investment Group.

(16) Consists of 200,000 shares of common stock subject to options currently exercisable or exercisable within 60 days after October 31, 2001.

(17) Consists of 8,348 shares of common stock subject to options currently exercisable or exercisable within 60 days after October 31, 2001.

(18) Includes 879,342 shares of common stock subject to options currently exercisable or exercisable within 60 days after October 31, 2001, 571,439 shares of common stock issued to Mr. Beizer, Mr. Tai and Mr. Stensrud, 3,940,841 shares owned by entities affiliated with Enterprise Partners, 817,398 shares held by WT Technology, 3,638,133 shares held by entities affiliated with Institutional Venture Partners, 1,850,947 shares owned by entities affiliated with Walden International Investment Group, and 6,226,054 shares owned by entities affiliated with Newbridge Capital Group.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION

     The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the last two fiscal years by the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose salary and bonus for the 2000 fiscal year was in excess of $100,000 (collectively, the "Named Executive Officers"). No executive officer who would otherwise have been included in such table on the basis of salary and bonus earned for the 2000 fiscal year resigned or terminated employment during that fiscal year.


     Other than Mr. Pianim, none of the executive officers listed below is currently employed by the Company. Due to numerous circumstances, we did not file this 2000 annual proxy statement early in the calendar year 2001 as would normally occur. Many changes in our management team have occurred during 2001. The information presented below is required to be supplied in the proxy statement; however, such information is not representative of the current compensation framework of the Company. Nicholas Pianim has served as Chief Executive Officer since October 2001, and in that capacity has received an annualized salary of $225,000. Mr. Pianim is also entitled to a bonus based upon the achievement of certain personal and Company milestones and he has received various option grants totaling 806,248 shares of the Company's common stock. Andrew Gidney has served as the Chief Financial Officer since October 2001, and in that capacity has received an annualized salary of $190,000. Mr. Gidney is also entitled to a bonus based upon the achievement of certain personal and Company milestones and he has received various option grants totaling 766,666 shares of the Company's common stock. Additional compensation information for Messrs. Pianim and Gidney is provided below in the section titled "Employment Contracts, Termination of Employment Agreements and Change of Control".

                           SUMMARY COMPENSATION TABLE


                                                                                                                LONG-TERM
                                                                                                              COMPENSATION
                                                                                                                 AWARDS
                                                                                                              ------------
                                                                                                                NUMBER OF
                                                             ANNUAL COMPENSATION (6)                           SECURTIES
                                                        -------------------------------    OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION                               YEAR    SALARY ($)   BONUS ($)   COMPENSATION ($)    OPTIONS (#)
---------------------------                             --------  ----------  ----------   ---------------    ------------
JoAnn F. Patrick-Ezzell(1)............................    2000      500,000     69,868        188,042                 --
         Chief Executive Officer......................    1999      197,582    100,000         50,108          1,992,329
Jonathan F. Beizer(2).................................    2000      250,000    125,000             --            391,052
         Chief Financial Officer and President........    1999      211,917    100,000             --                 --
David S. Holub(3).....................................    2000      150,000     45,000             --             97,999
         Vice President of Internet and...............    1999       18,750         --             --            133,333
         Data Center Technology
Nicholas K. Pianim(4).................................    2000      107,500     30,000             --             83,333
         Vice President of Global
         Business Development
Suzanne S. Chu(5).....................................    2000      133,859     37,414             --            140,831
         Vice President of Marketing

---------------

(1) Ms. Patrick-Ezzell joined us in August 1999. Her annualized salary for 1999 was $500,000. Nine-twelfths of her salary and the entire cash portion of her bonus for the 2000 fiscal year were paid in Hong Kong Dollars, which we have converted into U.S. Dollars on the basis of the currency exchange rate in effect on December 31, 2000. She earned an aggregate of $188,042 in perquisites in fiscal year 2000, of which approximately $144,220 was paid in reimbursement of her Hong Kong housing expenses and approximately $39,615 was for a car allowance. She earned an aggregate of $50,108 in perquisites in fiscal year 1999, of which $35,250 was paid in reimbursement of her Hong Kong housing expenses and $13,376 was for a car allowance.

(2) Mr. Beizer served as our Interim Chief Executive Officer from March 1999 to August 1999, as Chief Financial Officer and President - U.S. from August 1999 until October 2001 and as Chief Executive Officer from April 2001 to October 2001.

(3) Mr. Holub joined us in November 1999. His annualized salary for 1999 was $150,000.

(4) Since October 2001, Mr. Pianim has served as our Chief Executive Officer. From March 2000 to October 2001, Mr. Pianim served as our Vice President of Corporate Development. His annualized salary for 2000 was $120,000.

(5) Ms. Chu joined us in February 2000. Her annualized salary for 2000 was $150,000. Her actual compensation for the 2000 fiscal year was paid in Hong Kong Dollars, which we have converted into U.S. Dollars on the basis of the currency exchange rate in effect on December 31, 2000.

(6) Includes compensation deferred by the Named Executive Officer under the Company's Section 401(k) Plan and Section 125 Cafeteria Benefit Plan.

STOCK OPTIONS

     The following table provides information on the option grants made to the Named Executive Officers during the fiscal year ended December 31, 2000. No stock appreciation rights were granted to the Named Executive Officers during that fiscal year.


                                                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                             ------------------------------------------------------    POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                               NUMBER OF                                                  ANNUAL RATES OF
                                              SECURITIES      % OF TOTAL                                    STOCK PRICE
                                              UNDERLYING       OPTIONS                                    APPRECIATION FOR
                                               OPTIONS        GRANTED TO      EXERCISE                     OPTION TERM (3)
                                               GRANTED        EMPLOYEES        PRICE     EXPIRATION  -------------------------
NAME                                            (#)(1)      IN FISCAL YEAR   ($/SH)(2)      DATE        5% ($)       10% ($)
------                                        -----------   --------------   ---------   ----------  ------------  ------------
JoAnn F. Patrick-Ezzell.................           --              --            --            --            --             --
Jonathan F. Beizer......................      172,035(4)          3.4          0.90        2/9/10        97,373        246,762
                                              182,515             3.6         15.00       4/12/10     1,721,740      4,363,229
                                               36,502             0.7         12.00       6/27/10       275,471        698,097
David S. Holub..........................       33,333             0.7         15.00       4/12/10       314,444        796,863
                                               54,666             1.1         12.00       6/27/10       412,550      1,045,482
                                               10,000             0.2         12.00        8/1/10        75,467        191,249
Nicholas K. Pianim......................       50,000             1.0          6.00        4/2/10       188,668        478,123
                                               33,333             0.7         12.00       6/27/10       251,555        637,491
                                               41,667             0.8          9.44       11/2/10       247,367        626,877
Suzanne S. Chu..........................       83,333             1.7          0.90        2/9/10        47,167        119,530
                                               16,666             0.3         15.00       4/12/10       157,217        398,420
                                               16,666             0.3         15.00        5/4/10       157,217        398,420
                                               21,116             0.4         12.00       6/27/10       159,357        403,842
---------------

(1) In general, the options granted to the Named Executive Officers (other than the February 9, 2000 option grant made to Mr. Beizer) will vest and become exercisable for the option shares as follows: the option will become exercisable for 25% of the shares upon the officer's completion of one year of service with us and will become exercisable for the remaining shares in a series of 36 successive equal monthly installments over the next 36 months of continued service. The option will vest in full and become exercisable for all the option shares on an accelerated basis upon a liquidation or dissolution of the Company or a merger or consolidation in which there is a change of ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, unless the option is assumed by the surviving entity. In addition, the compensation committee of the board of directors may accelerate the vesting of the shares subject to the option in the event (i) there is a change in the composition of the board of directors over a period of two years or less such that those individuals serving as board members at the beginning of the period cease to represent a majority of the board by reason of one or more contested elections for board membership or (ii) change of ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made to the Company's shareholders.


(2) The exercise price may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a sale and remittance procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state withholdings taxes to which the optionee may become subject in connection with such exercise.

(3) All options listed have a term of 10 years. We can give no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(4) The option to purchase 172,035 shares of common stock granted to Mr. Beizer on February 9, 2000 will vest and become exercisable in 48 successive equal monthly installments upon his completion of each month of service over the 48-month period measured from the grant date.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning option exercises and holdings for the fiscal year ended December 31, 2000 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.


                                                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                 SHARES                      UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                ACQUIRED         VALUE    OPTIONS AT FISCAL YEAR END (#)        FISCAL YEAR-END ($)(5)
                                  ON           REALIZED   ------------------------------    ----------------------------
NAME                           EXERCISE (#)    ($)(4)     EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------                         ------------   ---------   -----------     --------------    -----------    -------------
JoAnn F. Patrick-Ezzell(1)...    73,333        316,998      583,233          1,313,106       2,580,762       5,810,494
Jonathan F. Beizer(2)........   116,666         52,500      199,346            573,122         865,975       1,505,627
David S. Holub(3)............    44,443        153,074            2            186,887               8         353,330
Nicholas K. Pianim...........        --             --           --            125,000              --              --
Suzanne S. Chu...............        --             --           --            140,831              --         331,249

---------------

(1) Ms. Patrick-Ezzell exercised her outstanding options for 33,333 shares on April 4, 2000 at an exercise price of $0.45 per share and for 40,000 shares on December 26, 2000 at an exercise price of $0.45 per share.

(2) Mr. Beizer exercised his outstanding options for 116,666 shares on March 17, 2000 at an exercise price of $0.45 per share.

(3) Mr. Holub exercised his outstanding options for 38,889 shares on November 28, 2000, for an additional 2,777 shares on December 4, 2000, and for another 2,777 shares on December 12, 2000, all at an exercise price of $0.90 per share.

(4) Equal to the fair market value of the securities underlying the option on the exercise date, less the exercise price paid for those securities.

(5) Equal to the fair market value of the securities underlying the option at December 31, 2000 ($4.875 per share), less the exercise price payable for those securities.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL

     Other than Mr. Pianim and Mr. Gidney, both of whom are officers of iAsiaWorks, none of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors.

     NICHOLAS K. PIANIM: On October 12, 2001, Nicholas Pianim, Chief Executive Officer and a member of the Board of Directors, entered into an employment agreement with the Company. This agreement provides for an annual salary of $225,000. Mr. Pianim is entitled to receive an annual bonus based on the financial and operational performance of the Company and on his achievement of personal and Company milestones mutually agreed upon by Mr. Pianim and the Board of Directors each year. At various times since the commencement of his employment with the Company, Mr. Pianim has been granted stock options under our 2000 Stock Incentive Plan (the "Plan") for a total of 806,248 option shares through October 12, 2001. In connection with his employment agreement, Mr. Pianim is entitled as of January 1, 2002, subject to approval by the Board of Directors, to receive an additional stock option grant for 318,752 shares at the lowest price available under the terms of the Plan. The options granted pursuant to the employment agreement shall vest and become exercisable for 50% of the shares upon the completion of 9 months of service from the date of grant, and the remainder in a series of 4 equal quarterly installments over the next 12 months of continued service. If, within one year following a change of control, Mr. Pianim resigns for good reason or is terminated without cause, then all of his unvested options will immediately vest and become exercisable for all the option shares as fully vested shares. Mr. Pianim will have ninety (90) days following such date of termination to exercise all of his vested options. If Mr. Pianim's employment is terminated due to his death or disability, then he (or his estate) will be entitled to the following benefits: the bonus for the one year period in which his termination occurs and full and immediate vesting of his unvested option shares.

     ANDREW GIDNEY: On October 12, 2001, Andrew Gidney, Chief Financial Officer and a member of the Board of Directors, entered into an employment agreement with the Company. This agreement provides for an annual salary of $190,000. Mr. Gidney is entitled to receive an annual bonus based on the financial and operational performance of the Company and on his achievement of personal and Company milestones mutually agreed upon by the Chief Executive Officer and the Board of Directors each year. At various times since the commencement of his employment with the Company, Mr. Gidney has been granted stock options under the Plan for a total of 766,666 option shares through October 12, 2001. In connection with his employment agreement, Mr. Gidney will be entitled as of January 1, 2002, subject to approval by the Board of Directors, to receive an additional stock option grant for 29,168 shares at the lowest price available under the terms of the Plan. The options granted pursuant to the employment agreement shall vest and become exercisable for 50% of the shares upon the completion of 9 months of service from the date of grant, and the remainder in a series of 4 equal quarterly installments over the next 12 months of continued service. If, within one year following a change of control, Mr. Gidney's employment is terminated without cause, then all of his unvested options will immediately vest and become exercisable for all the option shares as fully vested shares. Mr. Gidney will have ninety (90) days following such date of termination to exercise all of his vested options. If Mr. Gidney's employment is terminated due to his death or disability, then he (or his estate) will be entitled to the following benefits: the bonus for the one year period in which his termination occurs and full and immediate vesting of his unvested option shares.

     Certain of the Named Executive Officers, including Ms. JoAnn Patrick-Ezzell and Mr. Beizer, terminated their employment with the Company during the 2001 fiscal year. Upon termination of their employment, Ms. Patrick-Ezzell and Mr. Beizer each entered into a Separation and Severance Agreement with the Company. Effective, April 2, 2001, Ms. Patrick-Ezzell resigned as Chief Executive Officer of the Company and was entitled to, among other things, full vesting of all outstanding stock options, which must be exercised within two years of the date of Ms. Patrick-Ezzell's resignation, a $600,000 severance payment, which was to be comprised of seven successive equal monthly payments of $45,000 and a lump sum payment of $285,000 due on January 1, 2002, and continuation of health benefits through the end of 2001. Effective October 12, 2001, Mr. Beizer resigned as Chief Executive Officer and became entitled to, among other things, a lump sum severance payment equal to four and one-half months of his then current salary, continuation of health care benefits through the end of 2001 and an option to purchase, at an exercise price equal to the then current fair market value, 200,000 shares of the Company's common stock, such option to be exercised within one year of the date of Mr. Beizer's resignation. With respect to the other Named Executive Officers, Mr. Holub and Ms. Chu, neither entered into similar Separation and Severance Agreement with the Company.

     The Compensation Committee as administrator of the Company's 2000 Stock Incentive Plan has the discretionary authority to accelerate in whole or in part the vesting of the outstanding options held by the Company's executive officers in connection with (i) a change in control or ownership of the Company, whether effected by a merger, sale of substantially all of the Company's assets or sale of more than 50% of the Company's outstanding voting securities or a change in the majority of the board through one or more contested board elections, or (ii) an involuntary termination of the officer's employment (including a constructive termination) within a designated period (not to exceed 18 months) following such change in control or ownership event. Alternatively, the Compensation Committee is authorized to grant options under the Plan which will, by their terms, automatically vest upon a change in control or ownership event or an involuntary termination following such event.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs to be in effect for the Company's executive officers and administering certain other compensation programs for such individuals, subject to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Plan under which grants may be made to executive officers and other key employees.

COMPENSATION PHILOSOPHY

     The fundamental policy of the Compensation Committee is to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at a select group of companies with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance milestones, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     In carrying out these objectives, the Compensation Committee takes the following factors into consideration:

     o The estimated level of compensation paid to executive officers in similar positions by other companies within and outside the Company's industry which compete with the Company for executive personnel.

     o The individual performance of each executive officer, together with his job knowledge and skills, demonstrated teamwork and adherence to the Company's core values.

     o The individual's level of responsibility and authority relative to other positions within the Company.

     o Corporate performance relative to competitors and business conditions and the progress of the Company in meeting financial goals and objectives.

SPECIFIC FACTORS

     The primary factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 2000 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

     * BASE SALARY. The base salary levels for the executive officers were established for the 2000 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies within and outside the Company's industry with which the Company competes for executive talent, and internal comparability considerations. The Compensation Committee also relied upon specific compensation surveys for comparative compensation purposes as well as its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. Base salaries will be reviewed on an annual basis, and adjustments will be made in accordance with the factors indicated above. In addition, base salary and any supplemental remuneration are determined based upon the demands related to extensive international travel, relocation to foreign countries, and other factors which are incidental to the Company's presence in multiple Asian markets and the United States.

     * ANNUAL INCENTIVE COMPENSATION. Each executive officer may also earn an incentive bonus each fiscal year on the basis of the Company's achievement of certain performance milestones established by the Compensation Committee at the start of that year and by personal milestones set by the Compensation Committee for each executive officer. For fiscal year 2000, the performance milestones were tied to increases in the Company's operating earnings and achievement of internally identified Company objectives. Accordingly, this element of executive compensation is earned on the basis of the achievement of certain internally identified objectives.

     * EQUITY INCENTIVES. Equity incentives are provided primarily through stock option grants under the Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The shares subject to each option generally vest in installments over a forty-eight month period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant will be set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee will also take into account the executive officer's existing holdings of the Company's common stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the Compensation Committee does not intend to adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

CEO COMPENSATION

     In setting the compensation payable to the Company's Chief Executive Officer, Ms. JoAnn F. Patrick-Ezzell, for the 2000 fiscal year, the Compensation Committee has sought to be competitive with peer group companies, while at the same time tying a significant percentage of her compensation to Company performance. It was the Compensation Committee's intent to provide Ms. Patrick-Ezzell with a level of stability and certainty each year with respect to base salary and not to have this particular component of compensation affected to any significant degree by Company performance factors. For the 2000 fiscal year, Ms. Patrick-Ezzell's base salary was maintained at the same level in effect for the prior fiscal year.

     Ms. Patrick-Ezzell earned a bonus for the 2000 calendar year in the amount of $69,868. The bonus was based upon the Company's success in attaining the same operating earnings milestones and Company objectives which served as the basis of the bonus awards made to the Company's other executive officers for the 2000 fiscal year. Ms. Patrick-Ezzell was not granted any option shares during the 2000 fiscal year.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the

Company's executive officers for fiscal 2001 will exceed that limit. The Company's Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation and will therefore not be subject to the $1 million limitation when that limitation subsequently becomes applicable to the option grants made under the Plan. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

     The Compensation Committee believes that the executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration which properly aligns the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

        William Stensrud                     Daniel Carroll
        Member of Compensation Committee     Member of Compensation Committee
        William Tai
        Member of Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Stensrud, Carroll and Tai serve as members of the Company's Compensation Committee. No member of the Compensation Committee, other than Mr. Tai, is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                               LEGAL PROCEEDINGS

     Beginning on March 23, 2001, several putative class actions were filed against us, several of our officers and directors, and the underwriters of our initial public offering in the United States District Court for the Southern District of New York on behalf of all persons who purchased shares of our stock between August 3, 2000 and November 27, 2000. The plaintiffs allege claims under Sections 11, 12 and 15 of the Securities Act of 1933 and seek unspecified damages arising out of, among other things, allegedly false or misleading statements in the prospectus and registration statement issued in connection with our initial public offering. These actions are at a very early stage and, accordingly, we are unable to predict their ultimate outcome.

     However, we believe the foregoing actions are without merit and intend to defend against them vigorously. An unfavorable outcome in these actions could have a material adverse effect on our business, financial condition and results of operations. In addition, even if the ultimate outcome is resolved in our favor, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either of which could have a material adverse effect on our results of operations.

     We are party to several actions which relate to our alleged failure or alleged anticipated failure to pay contractual obligations. These actions have been commenced by counterparties to agreements or instruments to which we or our subsidiaries are parties, and seek payment of obligations under the agreements or instruments allegedly breached or to be breached by us or our subsidiaries. The parties bringing these actions seek payment and, in some cases, extraordinary relief such as the attachment of assets. In certain cases, plaintiffs are seeking punitive damages or asserting alleged tort claims relating to alleged breaches or alleged anticipatory breaches by us or our subsidiaries. Currently, total amounts sought by the plaintiffs in these actions are in excess of $500,000.

STOCK PERFORMANCE GRAPH

     The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment of dividends) of the Company's Common Stock assuming $100 invested as of August 3, 2000 with the cumulative total returns of the Nasdaq Stock Market Index and a Custom Composite Index* comprised of peer issuers.

                COMPARISON OF CUMULATIVE TOTAL RETURNS(1)(2)(3)


                            CUMULATIVE TOTAL RETURN
           BASED UPON AN INITIAL INVESTMENT OF $100 ON AUGUST 3, 2000
                           WITH DIVIDENDS REINVESTED




                              [PERFORMANCE GRAPH]



                                 3-Aug-00   30-Sep-00    31-Dec-00     31-Mar-01     30-Jun-01    30-Sep-01
                                ---------   ----------   ----------   ----------    ----------    ----------
iAsiaWorks, Inc..............      $100        $105         $51           $13          $   2        $   1
Nasdaq US....................       100          97          65            49             57           40
Custom Composite Index.......       100          99          50            31             12            3
(5 Stocks)


* The Custom Composite Index consists of Digex, Inc. - CI A, Equinix, Inc. (since 3Q00), Exodus Communications Inc., Globix Corp., and TeleCity PLC.

---------------
(1)  The graph covers the period from August 3, 2000 to September 30, 2001.
(2)  No cash dividends have been declared on the Company's Common Stock.
(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH MIGHT INCORPORATE FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES, NEITHER THE PRECEDING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION NOR THE STOCK PRICE PERFORMANCE GRAPH WILL BE INCORPORATED BY REFERENCE INTO ANY OF THOSE PRIOR FILINGS, NOR WILL SUCH REPORT OR GRAPH BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES.

                              CERTAIN TRANSACTIONS

     The Company's Certificate of Incorporation and Bylaws provide for indemnification of all directors and officers. In addition, each director and officer of the Company has entered into a separate indemnification agreement with the Company.

                             AUDIT COMMITTEE REPORT

     THE INFORMATION CONTAINED IN THIS REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SUBJECT TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO A DOCUMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, included in the Company's Annual Report on Form 10-K for that year.

     The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

     The Audit Committee has discussed with the Company's independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

     The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as amended, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company.

     Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.


                                        Submitted by the Audit Committee
                                        of the Board of Directors


                                        Jonathan Beizer
                                        Daniel Carroll
                                        William Tai

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and any persons who are the beneficial owners of more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than ten percent beneficial stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it and written representations from reporting persons for the 2000 fiscal year, the Company believes that all of the Company's executive officers, directors and greater than ten percent beneficial stockholders, other than as indicated below, complied with all applicable Section 16(a) filing requirements for the 2000 fiscal year. William McCauley, Lawrence Wee and Nicholas Pianim failed to file timely Form 3 reports in connection with their becoming executive officers of the Company. The required Form 3 reports were filed on February 14, 2001.

                           ANNUAL REPORT ON FORM 10-K

     The Company filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2000 with the SEC. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except for "Executive Officers of the Registrant" from Part III of the Company's Annual Report on Form 10-K for fiscal year 2000, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Mr. Andrew Gidney, the Company's Chief Financial Officer at the Company's headquarters at 2000 Alameda de las Pulgas, Suite 126, San Mateo, California 94403.


                                            The Board of Directors of
                                            iAsiaWorks, Inc.

Dated: December 27, 2001

                                   APPENDIX A
                                   ----------

                            AUDIT COMMITTEE CHARTER

I.   PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

     The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more independent directors.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

     The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

     1. Review this Charter at least annually and recommend any changes to the Board.

     2. Review the organization's annual financial statements and any other relevant reports or other financial information.

     3. Review the regular internal financial reports prepared by management and any internal auditing department.

     4. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     6. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

     7. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.





                                       A-1